                                                                      Exhibit 11
                                                                      ----------

                    WINDSOR REAL ESTATE INVESTMENT TRUST 8
                    --------------------------------------
                  COMPUTATION OF NET LOSS PER COMMON SHARE (1)
                  ----------------------------------------

                                                                Three Months Ended                        Six Months Ended
                                                                      June 30                                  June 30
                                                            -----------------------------------------------------------
                                                                1997           1996           1997              1996
                                                            -----------------------------------------------------------
Net loss                                                    $   (10,900)   $   (29,100)   $    (16,900)   $    (40,800)
 Less:
   Dividends paid
    Preferred                                                   (36,800)       (36,800)        (73,600)        (73,600)
    Common                                                      (33,800)       (33,800)        (67,600)        (67,600)
                                                            -----------    -----------    ------------    ------------
Overdistributed Earnings                                    $   (81,500)   $   (99,700)   $   (158,100)   $   (182,000)
                                                            ===========    ===========    ============    ============
Allocation of  Overdistributed Earnings (2)
-------------------------------------------
  Preferred                                                 $   (42,500)   $   (51,900)   $    (82,400)   $    (94,800)
  Common                                                        (39,000)       (47,800)        (75,700)        (87,200)
                                                            -----------    -----------    ------------    ------------
                                                            $   (81,500)   $   (99,700)   $   (158,100)   $   (182,000)
                                                            ===========    ===========    ============    ============
Earnings Per Common Share
-------------------------
  Dividends Paid                                            $    33,800    $    33,800    $     67,600    $     67,600
  Allocation of Overdistributed Earnings                        (39,000)       (47,800)        (75,700)        (87,200)
                                                            -----------    -----------    ------------    ------------
Net Loss Attributable to Common Shares                      $    (5,200)   $   (14,000)   $     (8,100)   $    (19,600)
                                                            ===========    ===========    ============    ============
 Weighted Average Common Shares Outstanding                      90,169         90,169          90,169          90,169
                                                            ===========    ===========    ============    ============
Net Loss Per Common Share                                   $     (0.06)   $     (0.16)   $      (0.09)   $      (0.22)
                                                            ===========    ===========    ============    ============

Note
----

(1) Net loss per common share is computed using the two class method.
(2) Overdistributed earnings are allocated evenly, on a per share basis, between common and preferred shares.